Exhibit 10.1.10

Confidential Treatment

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Associations
Memorandum of Agreement for sale and
Dated: 4th October 2004	purchase of ships. Adopted by The Baltic

and International Maritime Council
(BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1987.

[                ]

hereinafter called the Sellers, have agreed to sell, and

Dryships Inc. of Marshall Islands

hereinafter called the Buyers, have agreed to buy

Name: Motor Vessel “[                 ]

Classification Society/Class: [                   ]

Built: [ ]	By: [ ]

Flag: [ ]	Place of Registration: [ ]

Call sign: [ ]	Grt/Nrt: [ ]

Official number: [ ]

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                                      Purchase Price  U.S $[                ]. cash payment (United States Dollars [                     ])

2.                                      Deposit See Clause 25

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within          banking days from the date of this Agreement. This deposit shall be placed with and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.                                      Payment See Clause 25

The said Purchase Price shall be paid in full free of bank charges to Sellers’ Bank (details to be advised)

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                      Inspections - See Clause 17

Copyright: Norwegian Shipbrokers’ Association, Oslo, Norway.

5.                                      Notices, time and place of delivery - See Clause 18

Date of cancelling:  60 days after the IPO is priced at Buyers’ Option

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery.

6.                                      Divers Inspection

b)**                       (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii)           If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

In the event that damage is found try the appointed divers that in the opinion of Class would be considered a recommendation, and such damage does not require immediate repairs and maybe deferred until the vessel’s next drydocklng, then in such event a cash settlement In lieu of the required repairs will he agreed between the parties and the agreed amount will be deducted from the purchase price. If the parties cannot agree on the amount to be deducted in lieu of the repairs then each party will obtain one quotation for the required works from shipyards near by the delivery area/port and the agreed amount will be the average of the 2 quotations which will then be deducted from the purchase price.

(iii)          If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry- docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)                                      If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i)                             the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)                          the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)                       the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)                      the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)                         the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*                                         Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                                  6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.                                      Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment GMDS, Computers, printers shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): (vessel’s delivery of any hired equipment on board will be itemised in an addendum to this Agreement.) : Videotel Equipment, Owners Manuals/Instruction Books, Log Books, Company Software, Buyers to be allowed to make copies of Owners manuals/instruction books/Log books, etc at Buyers expenses.

The Buyers shall take over and pay for the remaining bunkers and unused / unbroached lubricating oils in storage tanks and sealed drums and pay the Sellers costs against documented invoices excluding barging expenses.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                                      Documentation

The place of closing: piraeus

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.                                      Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from any / all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                               Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                               Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class fully maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national / International Trading certificates according to the vessels’ present Flag, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery. for a period of 3 months. The vessel C.S.M. Items are to be fully uptodate at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*                                        Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

The vessel is to be delivered with her cargo holds in empty and clean swept/ dry condition.

12.                               Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                               Buyers’ default see amended Clause 13

14.                               Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause or fail to be ready to validly complete a legal transfer by the date stipulated in Clause 18 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in                       and new Notice of Readiness given, the Buyers shall retain their option to cancel.

Should the Sellers fail to give Notice of Readiness by the date stipulated in Clause 18 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

Such expenses to include the 1/6 of the cost of the Dryships IPO which cost not to exceed U.S.$ 1,500,000.- on top of other damages the Buyers may suffer including the difference of cost (if any) of a substitute vessel.

15.                               Buyers’ representatives - See Clause 22

After this Agreement has been signed by both parties, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at the next convenient place of embarkation on or about

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

Meal charges during the Buyers’ representatives onboard the vessel is USD 10 per day per person. All their expenses including communication expenses shall be paid by the Buyers/Charterers to the Sellers during delivery of the vessel against copies of statements signed onboard between Master and Buyers’ representatives.

16.                               Arbitration see Clause 26

Clauses 17 - 26 shall be deemed to form an integral part of this Contact.

THE SELLERS	THE BUYERS

/s/ [ ]	/s/ Eugenia Papanotikou
[ ]	DRYSHIPS INC. of Marshall Islands
By:	By: Eugenia Papapontikou
Title:	Title : Attorney-in-Fact

Additional Clauses to the Memorandum of Agreement

m/v “[               ]”

Clause 13 (amended)

Should Buyers fail to price the Dryships IPO by February 28th 2005, then this M.O.A. to be considered null and void. In such case Buyers to have no obligation to purchase the vessel.

Should the IPO be priced then Buyers to have the obligation to buy the vessel.

Buyers have also the option to buy the vessel even if the IPO is not priced.

Clause 17

The Buyers have not inspected the vessel and her class records. Therefore, the sale/purchase is subject to Buyers’ inspection of vessel’s class records and of the vessel at a time and place to be mutually agreed. Inspection of the vessel to include empty water ballast tanks as well as empty cargo holds. Buyers’ decision of acceptance or rejection to be declared within close of business Athens time on October 31st, 2004.

The sale/purchase is also subject to Dryships IPO (expected to price within December 15th, 2004 to February 28th, 2005).

Clause 18

It has been further mutually agreed between both parties that the vessel will be delivered cargo free at the first discharge port where the vessel will arrive after the Dryships IPO prices. The vessel will be delivered charter free or with charter employment subject to Charterers’ approval which approval not to be unreasonably withheld and she will be delivered and taken over safely afloat at a safe and accessible berth or safe and accessible anchorage within the port limits of the discharge port. Notice for delivery will be given by Buyers the day they price the IPO.

Following notice by Buyers that the IPO has priced, Sellers will within 72 running hours advise Buyers of vessel’s intended place and date of delivery.

The Sellers shall keep the Buyers well informed of the vessel’s itinerary and shall provide the Buyers with 10, 7 and 5 days notice of the estimated time of arrival at the intended place of underwater inspection/delivery. When the vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

Buyers to have the option to request Sellers’ Managers ([               ]) to be obliged to continue managing the vessel for one round trip (next loading and discharging ports following the purchase of the vessel by Buyers). Sellers’ Managers will be reimbursed at actual cost plus $ 350.00 / day management expenses for the period the vessel is managed by them payable in lumpsum at the time the Buyers will replace Managers’ crew with their own crew.

Clause 19

Terras and details of this deal to be kept strictly private and confidential amongst all parties concerned.

Clause 20

In exchange for payment of the vessel’s full purchase price along with any other payments called for in accordance with the M.O.A. the Sellers shall furnish the Buyers with delivery documents as reasonably required for registration of the vessel which to be advised by the Buyers and to be incorporated in an Addendum to the M.O.A.

Clause 21

Any notices under this agreement will be distributed as follows :

To the Buyers:

Company to be nominated by Dryships Inc.

c/o Drybulk S. A.

Tel : +30210 8090500

Fax : +30210 8090555

E-mail: snp@drybulk.gr

To the Sellers:

[               ]

Clause 22

Sellers to hand to Buyers’ representatives at the time of delivery a complete set of manuals in English relative to main engine/auxiliaries in addition to all other existing manuals/instruction books/plans, main engine, generators previous overhaul reports.

Sellers, Master and Chief Engineer to demonstrate vessel’s operation to their opposite numbers (Buyers’ representatives on board) at the time of delivery.

Clause 23

Sellers to confirm vessel in not blacklisted by Arab boycott league, Damascus.

Clause 24

Sellers to maintain vessel to their present standards till the time of her delivery.

Clause 25

It has been further mutually agreed between both parties there will be no 10% deposit lodged by the Buyers and the Sellers will receive at the time of closing of title the 100% purchase price of the vessel, together with extra payment for bunkers and lube oils remaining on board at the time of delivery.

Clause 26

This Agreement shall be governed by New York law. Disputes, if any, out of or relating to this Agreement and the related M.O.A. shall be resolved by Arbitration in New York, U.S.A., as per the rules of the SMA INC. Arbitrators to be members of the SMA INC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

For the Sellers	For the Buyers

/s/ [ ]	/s/ Eugenia Papanotikou
[ ]	Dryships S.A. of Marshall Islands
By : [ ]	By : Eugenia Papapontikou
Title :	Title : Attorney-In-Fact